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                      NUVEEN FLAGSHIP MULTISTATE TRUST IV

                   RENEWAL OF INVESTMENT MANAGEMENT AGREEMENT

This Agreement made this 5th day of May, 1998 by and between Nuveen Flagship Multistate Trust IV, a Massachusetts business trust (the "Fund"), and Nuveen Advisory Corp., a Delaware corporation (the "Adviser");

WHEREAS, the parties hereto are the contracting parties under that certain Investment Management Agreement (the "Agreement") pursuant to which the Adviser furnishes investment management and other services to the Fund; and

WHEREAS, the Agreement terminates August 1, 1998 unless continued in the manner required by the Investment Company Act of 1940; and

WHEREAS, the Board of Trustees, at a meeting called for the purpose of reviewing the Agreement, have approved the Agreement and its continuance until August 1, 1999 in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreements the parties hereto do hereby continue the Agreement in effect until August 1, 1999 and ratify and confirm the Agreement in all respects.

                             NUVEEN FLAGSHIP MULTISTATE TRUST IV

                             By: /s/ Gifford R. Zimmerman
                                 ---------------------------
                                     Vice President

ATTEST:

    /s/ Karen L. Healy
---------------------------
     Assistant Secretary

                             NUVEEN ADVISORY CORP.

                             By: /s/ Edward F. Neild
                                 ---------------------------
                                     Vice President

ATTEST:

     /s/ Larry Martin
--------------------------
    Assistant Secretary